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                                                                  Exhibit 10.14




                    CONSULTING AND NON-COMPETITION AGREEMENT


              THIS CONSULTING AND NON-COMPETITION AGREEMENT is made and entered into as of the 1st day of February, 1999, by and among Scottish Annuity & Life Holdings, Ltd., a Cayman Islands company ("Scottish Holdings"), Scottish Annuity & Life Insurance (Cayman) Ltd., a Cayman Islands company and wholly owned subsidiary of Scottish Holdings ("Scottish Insurance" and, together with Scottish Holdings, the "Company"), and Michelle L. Boucher (the "Consultant").

                              W I T N E S S E T H :

              WHEREAS, pursuant to an Employment Agreement dated June 18, 1998 between Scottish Holdings and Consultant, Scottish Holdings has employed Consultant as an employee of Scottish Holdings in the positions of Senior Vice President, Chief Financial Officer, and Secretary;

                WHEREAS, Scottish Insurance has employed Consultant as an employee of Scottish Insurance in the positions of Senior Vice President, Chief Financial Officer, and Secretary;

                WHEREAS, Consultant has resigned from such employment with Scottish Holdings and Scottish Insurance;

                WHEREAS, Consultant has had significant policy-making and operational responsibilities in the conduct of each of Scottish Holdings' and Scottish Insurance's business;

                WHEREAS, Consultant possesses valuable skills and experience of a special and personal nature, and unique, personal and confidential business knowledge about the operation of each of Scottish Holdings' and Scottish Insurance's business;

                WHEREAS, the Company desires to secure for itself the benefit of the Consultant's background, experience, ability, expertise and industry;

                WHEREAS, the Consultant has indicated her willingness to provide consulting and advisory services to the Company on the terms and conditions set forth herein;

                WHEREAS, as an employee of Company in the past and as a consultant to the Company in the future, Consultant has had and will have access to information that is proprietary and confidential to the Company; and

                WHEREAS, Company wishes to impose, and Consultant agrees to accept, certain obligations with respect to information that is proprietary and confidential to the Company.
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              NOW, THEREFORE, on the basis of the foregoing and in consideration of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

              Section 1.  Prior Agreement.

              1.1 Scottish Holdings. Scottish Holdings and Consultant expressly agree that the Employment Agreement between Scottish Holdings and Consultant, dated June 18, 1998, including any and all rights and obligations of each of Scottish Holdings and Consultant under the Employment Agreement, is hereby terminated, and the employment by Scottish Holdings of Consultant in the positions of Senior Vice President, Chief Financial Officer, and Secretary is hereby terminated, as of the date hereof. Scottish Holdings and Consultant expressly agree that Consultant is not entitled to the severance compensation set forth in Section 6 of the Employment Agreement.

              1.2 Option Agreement. Scottish Holdings and Consultant expressly agree that the Option Agreement between Scottish Holdings and Consultant dated June 18, 1998 (the "Employment Option Agreement") is hereby modified to the extent that 133,400 options are canceled and the 66,600 options remaining under the Employment Option Agreement shall be exercisable in full on November 30, 1999. Concurrently with the execution of this Agreement, Consultant has delivered the Employment Option Agreement to the Company for cancellation and the Company has delivered a replacement Option Agreement for 66,600 shares to Consultant.

              1.3 Scottish Insurance. Scottish Insurance and Consultant expressly agree that the employment by Scottish Insurance of Consultant in the positions of Senior Vice President, Chief Financial Officer, and Secretary is hereby terminated as of the date hereof.

              Section 2.  Consulting Services.

              2.1 Term. Subject to the provisions and conditions of this Agreement, Consultant shall provide the Company with consulting services for a twelve-month term beginning on the date of this Agreement (the "Commencement Date") and ending on February 1, 2000 (the "Consulting Term") unless sooner terminated pursuant to the provisions of this Agreement.

              2.2 Duties.

              (a) Capacity. During the Consulting Term, Consultant shall function in an advisory and consulting capacity, and shall assume and perform such reasonable advisory and consulting responsibilities and duties as may be assigned to her from time to time by the Company. To the extent reasonably requested by the Company, Consultant shall also undertake to train successor individuals, and to preserve and maintain the favorable relationships of the Company with its customers. During the Consulting Term, Consultant will report to such persons as the Company may direct from time to time. Consultant shall perform her services during the Consulting Term as an independent contractor and not as an employee of the Company.

              (b) Schedule and Location. During the Consulting Term, Consultant shall render consulting services to the Company during normal business hours upon reasonable notice given to the Consultant by the Company.

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              2.3 Compensation. During the Consulting Term, as compensation for the consulting services to be rendered by Consultant during such period, Consultant shall be entitled to the following compensation:

              (a) Consulting Fees. The Company shall pay to the Consultant $22,083.33 per month, payable on the 15th day of the month, from February, 1999 through July, 1999 and no additional compensation for the remainder of the term.

              (b) Expenses. During the Consulting Term, the Company shall reimburse Consultant for all itemized, authorized and approved expenses incurred and paid by Consultant in the course of rendering consulting services at the Company's request and consistent with the policies of the Company in effect from time to time.

              Section 3.  Secrecy and Non-Competition.

              (a) No Competing Employment. The Consultant acknowledges that (i) the agreements and covenants contained in this Section 3 are essential to protect the value of the Company's business and assets and (ii) by virtue of her prior employment with, and retention as a consultant to, the Company, the Consultant has obtained and will obtain such knowledge, know-how, confidential and proprietary information, training and experience and there is a substantial probability that such knowledge, know-how, training, information and experience could be used to the substantial advantage of a competitor of the Company and to the Company's substantial detriment. Therefore, the Consultant agrees that, for the period commencing on the date of this Agreement and ending two years after the Commencement Date (the "Restricted Period"), the Consultant shall not, in
(a) any location where the Company, or any predecessor to the Company's business, has conducted business during the five-year period prior to the expiration of the Consulting Term or (b) in any location in which the Company specifically intends to conduct business which location shall be described in a written notice delivered to the Consultant within ninety (90) days following the expiration of the Consulting Term, participate or engage, directly or indirectly, for herself or on behalf of or in conjunction with any person, partnership, corporation or other entity whether as an employee, agent, investor, or otherwise, in any business activities (a "Competitive Activity") if such activity constitutes the purchase, marketing, distribution, sale or provision of products or services that are similar to products or services then being purchased, marketed, distributed, sold, or provided by the Company or any of its successors, including, without limitation, the sale or reinsurance of life insurance products; provided, however, that the Consultant may maintain and/or undertake purely passive investments on behalf of herself, her immediate family, or any trust in companies engaged in a Competitive Activity so long as the aggregate interest represented by such investments does not exceed 1% of any class of the outstanding debt or equity securities of any company engaged in a Competitive Activity.

              (b) Nondisclosure of Confidential Information. The Consultant, except in connection with her services hereunder, shall not disclose to any person or entity or use, either during the Consulting Term or at any time thereafter, any information not in the public domain, in any form, acquired by the Consultant while employed by, or retained as a consultant to, the Company or any predecessor to the Company's business or, if acquired following the Consulting

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Term, such information which, to the Consultant's knowledge, has been acquired, directly or indirectly, from any person or entity owing a duty of confidentiality to the Company or any of its affiliates, relating to the Company, its subsidiaries and affiliates, including but not limited to trade secrets, technical information, processes, systems, procedures, know-how, improvements, price lists, financial or other data (including the revenues, costs, or profits associated with any of the Company's products), business plans, and other financial statements, computer programs, discs and printouts, plans, customer and supplier lists, personnel files, sales and advertising material, telephone numbers, names, addresses or any other compilation of information, written or unwritten. Consultant shall not remove from the premises of the Company, except as a consultant of the Company in pursuit of the business of the Company or any of its subsidiaries, or except as specifically permitted in writing by the Company, any document or object containing or reflecting any such information. The Consultant agrees and acknowledges that all of such information, whether developed by her or by someone else, in any form, and copies and extracts thereof are and shall remain the sole and exclusive property of the Company and upon termination of the Consulting Term, the Consultant shall return to the Company the originals and all copies of any such information provided to or acquired by the Consultant in connection with the performance of her duties for the Company, and shall return to the Company all files, correspondence and/or other communications received, maintained and/or originated by the Consultant during the course of her employment, or retention as a consultant to the Company.

              (c) No Interference. During the Restricted Period, the Consultant shall not, whether for her own account or for the account of any other individual, partnership, firm, corporation or other business organization (other than the Company), intentionally solicit, endeavor to entice away from the Company or any of its subsidiaries or affiliates, or otherwise interfere with the relationship of the Company or any of its subsidiaries with, any person who, to the knowledge of the Consultant, is employed by or otherwise engaged to perform services for the Company or any of its subsidiaries or affiliates (including, but not limited to, any independent sales representatives or organizations) or any person or entity who is, or was within the then most recent twelve-month period, a customer or client of the Company or any of its subsidiaries or affiliates (a "Customer").

              (d) Corporate Opportunities. Consultant agrees that during the Consulting Term, she will not take any action that might divert from the Company or any subsidiary of the Company any opportunity that would be within the scope of any of the Company's or such subsidiaries present or future business.

              (e) Certain Remedies. If Consultant shall breach or otherwise fail to comply with Section 3, the Company shall, in addition to all other remedies herein provided, be entitled to all remedies as may now or hereafter exist at law or in equity for compensation.

              Section 4.  Termination.

              (a) In the event that the Consultant has (A) committed an act of dishonesty, fraud, embezzlement, or breach of trust against the Company or an act which she knew to be in violation of her duties to the Company (including the unauthorized disclosure of confidential information); (B) committed any insubordination or breach of this Agreement, or continually failed to render services or perform her obligations to the Company, which insubordination, breach or

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failure is not remedied within 10 days after notice thereof by the Company; (C)
committed acts amounting to gross negligence or willful misconduct; (D) performed any act which, if known to the Company's customers or suppliers or other persons with whom the Company has business relationships would materially and adversely affect the Company's business; or (E) been convicted of a felony, the Company shall be entitled to terminate this Agreement (other than Section 3 hereof unless otherwise specified by the Company) and the consulting relationship established hereby, immediately upon the giving of written notice to the Consultant of such termination specifying the grounds therefor. After the effective date of termination under this Section 4(a), the Company shall have no further obligations under this Agreement, except to pay or distribute to Consultant amounts due the Consultant hereunder as of such effective date.

              (b) In the event that the Consultant resigns, this Agreement (other than Section 3 hereof unless otherwise specified by the Company) and the consulting relationship established hereby shall terminate immediately upon the receipt by the Company of notice of the Consultant's resignation. After the effective date of termination under this Section 4(b), the Company shall have no further obligations to Consultant under this Agreement, except to pay or distribute to Consultant amounts due the Consultant hereunder as of such effective date.

              (c) In the event that the Consultant dies or becomes Disabled (as hereinafter defined) during the term of this Agreement, this Agreement (other than Section 3 unless otherwise specified by the Company), and the consulting relationship established hereby shall terminate immediately upon the date on which the Consultant dies or becomes Disabled, as the case may be. After the effective date of termination under this Section 4(c), the Company shall have no further obligations to Consultant under this Agreement, other than to pay or distribute to Consultant or the Consultant's heirs, executors, administrators or legal representatives, as the case may be, (i) all amounts due the Consultant hereunder as of such effective date, including any amounts or benefits to which the Consultant may be entitled under the terms of any employee benefit plan of the Company, as in effect on the effective date of such termination and (ii) all amounts due the Consultant pursuant to Section 2.3(a) for the remainder of the Consulting Term in the amounts, in the manner and at the times set forth in such Section. For purposes of this Section 4(c) "Disabled" shall mean, as of any date, the permanent disability of the Consultant in accordance with the then applicable provisions of the disability benefit program of the Company.

              (d) In the event that the Company elects to terminate Consultant's consulting services prior to the end of the Consulting Term (other than pursuant to subsections (a), (b) or (c) of this Section 4), the Company shall have no further obligations to Consultant under this Agreement except to pay or distribute to Consultant: (i) amounts due Consultant hereunder as of the effective date of such termination and (ii) all amounts due the Consultant pursuant to Section 2.3(a) for the remainder of the Consulting Term in the amounts, in the manner and at the times set forth in such Section.

              Section 5. Deductions from Compensation. The Consultant agrees that the Company shall be entitled to deduct and withhold from any compensation payable to the Consultant hereunder any taxes in respect of the Consultant that the Company is required to deduct and withhold under law whether arising from compensation hereunder or otherwise. In the event that the Consultant is no longer retained by the Company at a time when the Company otherwise would be

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entitled to deduct and withhold any amount pursuant to the preceding sentence, the Consultant shall remit such amount to the Company within five (5) days after the receipt of notice from the Company specifying such amount or otherwise in accordance with the Consultant's obligations with respect thereto.

              Section 6. Confidentiality of Terms. Unless first disclosed by the Company, the Consultant shall not disclose to any person other than the Consultant's lawyer, financial advisor, accountant, and members of her immediate family any of the terms and conditions of her retention as a consultant to the Company, whether contained herein or in any other agreement, unless such disclosure shall be required by law, government regulation, or the order of any court, administrative authority or other government agency.

              Section 7. Injunctive Relief. Without intending to limit the remedies available to the Company, the Consultant acknowledges that a breach of any of the covenants contained in Section 3 hereof may result in material irreparable injury to the Company or its affiliates for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction restraining the Consultant from engaging in activities prohibited by Section 3 hereof or such other relief as may be required to specifically enforce any of the covenants in Section 3 hereof. The Consultant hereby agrees and consents that such injunctive relief may be sought in any court of record in the Cayman Islands, British West Indies, or in the location in which such violation may occur, or in any other court, at the election of the Company.

              Section 8. Extension of Restricted Period. In addition to the remedies the Company may seek and obtain pursuant to Section 7 of this Agreement, the Restricted Period shall be extended by any and all periods during which the Consultant shall be found by a court to have been in violation of the covenants contained in Section 3 hereof.

              Section 9.  Successors: Binding Agreement.

              (a) In the event of any sale of all or substantially all of the assets of the Company, or the merger, consolidation or other corporate reorganization involving the Company, the Company may assign this Agreement to any successor to the Company by reason of any such transaction, and any such successor shall succeed to all of the Company's obligations, rights and benefits hereunder.

              (b) Except as provided in subsection (a) above, neither this Agreement, nor any rights or benefits hereunder, may be assigned, delegated, transferred, pledged or hypothecated without the written consent of both parties hereto, and any such assignment, delegations, transfer, pledge or hypothecation shall be null and void and shall be disregarded by the Company.

              Section 10. Waiver and Modification. Any waiver, alteration, or modification of any of the terms of this Agreement shall be valid only if made in writing and signed by the parties hereto. No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a

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waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.

              Section 11. Severability and Governing Law. The Consultant acknowledges and agrees that the covenants set forth in Section 3 hereof are reasonable and valid in geographical and temporal scope and in all other respects. If any of such covenants or such other provisions of this Agreement are found to be invalid or unenforceable by a final determination of a court of competent jurisdiction (a) the remaining terms and provisions hereof shall be unimpaired and (b) the invalid or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. This Agreement shall be governed by and interpreted in accordance with the laws of the Cayman Islands, British West Indies. Any claim, action, suit or proceeding arising out of this Agreement shall be brought only in, and the Company and Consultant hereby agree to submit to the personal jurisdiction of, the courts located in the Cayman Islands, British West Indies; provided, however, that any party may initiate and prosecute any claim, action, suit or proceeding in any other proper court having jurisdiction in the United States or elsewhere in such jurisdiction or jurisdictions in which any violation of this Agreement has occurred.

              Section 12. Blue-Pencilling. In the event that, notwithstanding the first sentence of Section 11 hereof, any of the provisions of Section 3 relating to the geographic or temporal scope of the covenants contained there in or the nature of the business restricted thereby shall be declared by a court of competent jurisdiction to exceed the maximum restrictiveness such court deems enforceable, such provision shall be deemed to be replaced herein by the maximum restriction deemed enforceable by such court.

              Section 13. Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed effective and given upon actual delivery if presented personally, one business day after the date sent if sent by prepaid telegram, overnight courier service, telex, or by facsimile transmission or five business days after the date sent if sent by certified or registered mail, postage prepaid, return receipt requested, which shall be addressed, in the case of the Company, to the attention of the Chief Executive Officer, at its principal executive office, and to the Consultant at her principal residence, or, in each case, to such other address as may be designated in writing by any such party, except that notices of changes of address shall be effective only upon receipt.

              Section 14. Cautions and Paragraph Headings. Captions and section headings herein are for convenience only, are not a part hereof and shall not be used in construing this Agreement.

              Section 15. Entire Agreement. This Agreement and the other agreements expressly referred to herein constitute the entire understanding and agreement of the parties hereto regarding the subject matter hereof.

              Section 16. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

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              IN WITNESS WHEREOF, the parties hereto have executed this
Agreement as of the day and year first above written.


                                 SCOTTISH ANNUITY & LIFE HOLDINGS, LTD.


                                 By:/s/ Michael C. French
                                 ----------------------------------------
                                 Name:    Michael C. French
                                 Title:   Chief Executive Officer,
                                          President, and Director

                                 SCOTTISH ANNUITY & LIFE INSURANCE
                                 COMPANY (COMPANY), LTD.


                                 By:/s/ Michael C. French
                                 -----------------------------------------
                                 Name:    Michael C. French
                                 Title:   Chairman of the Board and
                                          Chief Executive Officer



                                 CONSULTANT



                                 /s/ Michelle L. Boucher
                                 ----------------------------------------
                                 Michelle L. Boucher

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